Exhibit 23.3

ACCOUNTANT'S AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


We are aware that our report dated January 3, 2003 on our review of the interim financial statements of Biophan Technologies, Inc. and Subsidiaries (the "Company") as of November 30, 2002 and for the nine-month and three-month periods ended November 30, 2002 and 2001, and the amounts included in the cumulative column in the condensed consolidated statements of operations and cash flows for the period from March 1, 2002 to November 30, 2002 and included in this form 10-QSB for the quarter ended November 30, 2002 is included in the Company's Registration Statement on Form SB-2. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


GOLDSTEIN GOLUB KESSLER LLP
New York, New York
March 14, 2003